Exhibit 99.1

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OptimizeRX Corporation

Fourth Quarter and Full Year 2016 Conference Call

March 08, 2017

C O R P O R A T E P A R T I C I P A N T S

Douglas P. Baker, Chief Financial Officer

William J. Febbo, Chief Executive Officer and Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Vern Hartman, Private Investor

Ron Chez, Private Investor

Randy Rageth, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRX's Fourth Quarter and Full Year Ended December 31, 2016. With us today are the Company's Chief Executive Officer, William Febbo, and its Chief Financial Officer, Doug Baker. Following their remarks we will open up the call to your questions.

Before we begin, I would like to provide the Company's Safe Harbor statement. Statements made by Management during today's call may contain forward-looking statements, within the definition of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words estimate, possible, and seeking and similar expressions identify forward-looking statements and they speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

Future events and actual results could differ materially from those set forth in and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject, and could affect our business and financial results, are included in the Company's Annual Report on Form 10-K for the fiscal year-ended December 31, 2016. This form is available on the Company's website and on the SEC website at sec.gov.

I would like to remind everyone that today's call is being recorded, and it will be available for replay through March 29, starting later this evening. Please see today's press release for replay instructions.

Now with that, I would like to turn the call over to the Chief Financial Officer of OptimizeRX, Mr. Doug Baker. Please, sir, proceed.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Douglas P. Baker:

Thanks, Don. Good afternoon everyone and thank you for joining today's call to discuss our results for the fourth quarter and full year 2016. Following my financial review, Will is going to comment on the market opportunity and our key accomplishments thus far in 2017.

Now turning to our financial results for the fourth quarter of 2016, net revenue increased 13% to a record $2.3 million from $2.0 million in the same year ago quarter. The increase was due to increased distribution of pharmaceutical brands and expanded distribution channels. For the full year 2016, net revenue increased 7% to a record $7.8 million, versus $7.2 million in 2015. Financial messages, such as eCoupons, were distributed for 95 brands in 2016 versus 85 brands in 2015.

For the fourth quarter of 2016, our operating expenses were $1.8 million, increasing from $1.5 million in the same year ago period. The increase was primarily due to an increase in expenses related to growth initiatives, including investments in people as well as related marketing and travel. Operating expenses for the full year 2016 increased to $5.9 million as compared to $4.2 million in 2015. The increase was primarily due to the previously mentioned growth initiatives and we believe was necessary to start to scale the business.

For the fourth quarter of 2016, our net loss for the quarter was $353,000 or $0.01 per basic share, improving from a net loss of $415,000 or 1% per share in the same year ago quarter. Our net loss for the full year 2016 totaled $1.5 million or $0.05 per share as compared to a loss of $0.6 million or $0.02 per share in 2015. We expect to see continued losses in the short run as we focus our revenue growth and investing in channel growth.

Turning to our balance sheet, cash and cash equivalents totaled $7.0 million at December 31, 2016, as compared to $7.6 million at September 30. The drop in cash was primarily the result of our purchase of Allscripts LogRx inventory and incentive payments to new channel partners. We expect to continue to use our balance sheet and cash to scale the business. We continue to operate debt free.

I would now like to turn the call over to Will.

William J. Febbo:

Hey, thanks, Doug. Thanks everyone for joining us today. I'm going to work through my comments fairly quickly so we can get into Q&A, I always find that's where we have the best dialogue on this call.

So, as Doug stated, our revenue growth in 2016, was primarily driven by our core products, Financial Messaging, previously known as eCoupon. The growth was attributed to our expanded point-of-prescribed promotional networks, that now include more than 307 EHRs, that's Electronic Health Records through our partners reaching more than half a million physicians which is the largest network in the industry.

During 2016, we acquired additional pharmaceutical manufacturers, more pharma clients and brands that go with it, for distribution through this channel. Those channel partners, and I think this is important for the Investors to hear our very large companies. They include Allscripts, Practice Fusion, Quest, Care360, and then of course our e-Prescription platform partners DrFirst and NewCrop.

We're integrated directly or indirectly into eight of the top 20 EHRs, and actively working on the remaining 12. In addition to adding new brands and expanding our network, in '17, we are going to really work intensively on increasing the physician utilization of our partner networks. To this end, we are working with our partners on an individual basis and we're really working hard to get prescribers to have more access and to be more aware, through the workflow of the eCoupon. This obviously will drive revenue with existing brands and existing channels, and that is our goal.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I want to talk about WPP, the largest marketing service company in the world, as one of our largest Shareholders, continued to support us, within its family of companies in 2016. As a result, we realized a significant increase in activity in Q4 of 2016 that was related to more than 25 new brands added to our platform. We've been talking about this relationship for a while, so I thought that was a meaningful number to mention. We expect our strategic relationship with WPP to help add additional manufacturers' brands and products to our platform, ultimately delivering a much higher percentage of our overall revenue in 2017.

While new brands tend to start with smaller budgets, as they test this channel, we've shown we can grow them as they test it and we can prove return on investments on their marketing spend. We spent a considerable amount of time with the agencies really educating the market as to the power of this channel, in other words the ability for pharmaceutical companies to communicate directly with physicians and patients at point-of-care.

To that end, we doubled the Company's sales force in 2016, and added—recently added another executive in January to accelerate revenue growth, brand expansion, and bringing out new product sales.

We expanded OptimizeRX's Leadership Team and support teams during 2016 as you all know, we have talked about that in previous quarters, and now we are focused on executing on a much, much stronger platform. It was critical that these quality systems and compliance in place for our market, maintain our soft (phon) leadership and as I've said now we are focused on execution and growth of the business.

As our Investors will recall, we signed an agreement in 2015 with Allscripts to become their exclusive provider of financial messaging and obtain access to their Touchworks EHR product, which is primarily used by large health systems. We are glad to say that it went live in early March and we expect to see a material impact to revenue starting in the second quarter this year as they onboard the 45,000 additional physicians.

We also signed an additional channel partner, EyeCare Partners who have a dominant position in ophthalmology. Aside from more reach it's the first partner to integrate our full suite of services, financial, and brand-messaging technology is in that (phon). We also expect to see an increase in distribution starting in the second quarter alongside Touchworks.

In Q4 of last year we also acquired all available messaging inventory in the Allscripts LogRx messaging platform for not only '16, Q4 but for 2017, effectively providing us exclusive sales rights to the platform and the opportunities to substantially increase our brand messaging revenue. We’re actively marketing this service and our in-roads with media companies has been terrific. We expect this product to negatively impact our gross margins in '17 as we build it out, but we believe it is scalable and complementary service to sell to our core clients.

In the last 12 months we’ve also seen some interesting activity within our highly fragmented market. While we are not seeing the larger EHRs consolidate in the market like Allscripts and EPIC and Cerner we don't expect to see that anytime soon but there has been ample opportunity within the health tech service businesses, similar to where we sit.

Recently CoverMyMeds was acquired by McKesson for over $1 billion. Everyday Health was acquired by j2 Global for just under $0.5 billion and there have been multiple private equity and venture investments in and around our space. These large acquirers are clearly buying into the networks and physician communities, which can be leveraged by their extensive client base.

With a partner like WPP and having enhanced our Board I can ensure the Investors we have our eye on the market and are constantly looking for ways to accelerate growth, enhance Shareholder value, and of course delight our clients.

As most of you have seen we recently received a letter from one of our Investors highlighting what we all believe is the valuation is far too low given the activity in the space, our extensive network for channel partners and clear endorsement of service from both clients and agencies. We will continue to keep our eye on the market and have formed a strategic committee to access any and all strategic alternatives, but continue to be focused on building value. Twelve months in I feel like I'm just getting started but given the activity within the EHR ecosphere, we must be ready for all opportunities, while we continue to scale the business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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In 2017 we're going to be focused on five critical areas of the business. We've talked about this before expand our EHR and ePrescription network. We expect to add an additional 200,000 physicians and increase the utilization of our existing partners to include more hospital systems, grow our pharma base with—as we talked about last year, with the aggressive ROI studies we conducted, just anecdotally we had one pharma client that did about $1 million last year, is already on track to do $2 million this year based on that data. So we feel very good about that.

We will grow our channel partners. We’ve talked about several efforts over the last year. Now that I feel like have my arms around the business we've really focused on our core products and how to enhance and accelerate revenue there. I expect we'll launch at least three new channel partnerships between Q1 and Q2, which will deliver revenue inside of '17, stay tuned for an announcement very soon in all those spaces. But we're focusing in both prior authorization pharmacy partnerships and various others.

We will continue to build-out our sales and marketing force and we are really focused on moving up to the enterprise level pricing with pharma by using our strong return on investment data to create more stickiness and repeat business. We're also going to look to improve this scalability working with our partners' products and points of distributions to improve our margins, which is key to truly scaling the business. As Doug mentioned, we are focused on top line growth, while being very careful with our expenses and managing cash but we feel like it's both a land grab right now on the channel side and it's a good opportunity to invest in educating the market, on why this should be a place to spend more money.

Given the recent additions of channel partners and pharma clients as well as the mentioned critical areas above, we expect to significantly accelerate revenue growth, 2017 and beyond. With that, I want to open it up to questions. We have a record number of people on the call, and so I'll hand it off to our moderator to bring in the first question.

Operator:

Thank you. If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press star, one to ask a question at this time. We will pause for just a moment to allow everyone an opportunity to signal. That's star, one. Again it's star, one to ask a question. There are currently no questions in the queue. You can get right in by pressing star, one.

We do have a first question; go to Vern Hartman, a Private Investor.

Vern Hartman:

Yes, Will, how are you doing?

William J. Febbo:

Hi, Vern. Good to hear your voice.

Vern Hartman:

Hey, great. Yes, just wondering in lieu of the Wolverine's analysis you know that our stock is way undervalued. What are our plans to try to address the stock being at almost historic lows at this point? You know what the plan is for our IR firm to try to do something about that?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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William J. Febbo:

Sure, Vern. Thanks for the question. Obviously we are always focused on Shareholder value and from my experience as you execute that's the first priority, just execute on the business, grow it. I think similar to some of the Investors in the market we've been frustrated with the lack of growth over the last two years and I think last year was really the year we needed to make some foundational investment in the firm, realign the marketing, really move from a product Company to a Company that offers full service to the pharmaceutical industry and really leverage the WPP relationship.

I think all those things have been accomplished last year. I can't speak highly enough of our team; our day-to-day team is really I think best-in-class, great work culture and everyone on the call knows without a good team you can't do much. So I'm pretty encouraged by where we are. I'm encouraged by the return to growth in Q4 and we plan to do pretty active Road Show, I will be out at ROTH next week, we will be at the B. Riley Conference and most likely at the Liolios Conference. So we will continue to do what we do. But the key thing is to grow the business. Vern, as you know, results get people's attention. But thanks for the question.

Vern Hartman:

Yes, okay. Well, just a little follow-up, I totally agree with you. I think you got a great team from what I hear in place, we are doing all the right things. I thought that the—I drilled into the posting with the FTC there, that Wolverine put in, and it took me a while to drill down to even find out what they were talking about but it sounded—it sounds very positive, I guess that's all I'm going with that. It would be nice to get more of that message out from their perspective.

William J. Febbo:

Yes, I agree with you, it's to get someone other than us telling us we are worth more is always good. Wolverine has a great reputation in the industry. They are very serious fund, almost $2 billion fund. So I appreciated that endorsement. I also don't disagree with their thesis. Obviously I can't comment on their numbers because it is forward thinking—forward looking but I think they understand the space, they assess some comparables, and we are squarely focused on getting that message out there.

Vern Hartman:

Okay, yes, because I think their number was like north of $2. So okay, well, that's great.

William J. Febbo:

Thanks, Vern.

Vern Hartman:

Yes, thank you.

William J. Febbo:

Take care, yes. Bye-bye.

Operator:

As a reminder if you would like to ask a question, it's star, one on your telephone keypad, that's star, one. We will take our next question from Ron Chez with—a Private Investor.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Ron Chez:

Good afternoon.

William J. Febbo:

Good afternoon.

Ron Chez:

I know you're not providing guidance but would—I would assume you would not be satisfied this year with the 13% growth, if you would just comment on that? It's progress, but not enough.

William J. Febbo:

Agreed, no, I agree with you, the growth has been lackluster and I think, it's on us now to show a much greater growth than we've seen over the last two years. You know me Ron I will be disappointed with even a great growth rate because there is always more you can do. But no, I feel like we've got our core product back on track with growth, great alignment with the agencies, who really help pharmaceutical companies make these decisions.

I also think we will have considerable growth in our other product or brand messaging in relation to our—our relation to Allscripts and others, and then I can't say enough about the team closing additional channel. I think that's going to really provide us a lift. As other Investors have pointed out in the past, we really need to work hard on taking our existing partners and just making the utilization better, in other words letting the content get to physicians in a smoother way, so that we can increase on our base. But no, I would not be content with 13% growth; I think it needs to be far greater than that.

Ron Chez:

In terms of utilization, how would you enhance? Given the large numbers here, it would seem with that many pharma clients, 95 and one client doing $2 million—scheduled to do $2 million this year, that the opportunity to expand pharma budgets and the number of pharma companies ought to be terrific, right now or is that an overstatement?

William J. Febbo:

No, the opportunity is terrific, and I think that, like I've said in the past, pharmaceutical companies don't shift spend at record speeds. They shift, test and they shift in small pockets, then test and then once they have been secure—they feel secure with the channel from a compliance standpoint, regulatory standpoint and then obviously return on investment, then they start going deeper. I think we've seen that with a couple of our enterprise level clients. So our goal with the sales team is really to take our core 25 clients with those 100 or so brands and leverage them up, as well put on additional. But we’ll spend considerable time just leveraging the existing base because it's a lot of folks prospecting (phon) there.

Ron Chez:

Take that 25 leading brands and make them all $2 million.

William J. Febbo:

You got it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Ron Chez:

Or more, and one more question, how will you increase physician utilization?

William J. Febbo:

So there is a couple of ways. There are we talked about. It gets in the weeds a little bit but there are several legacy issues—legacy systems in the market and they are all working hard to get additional capability out to all their users. Our integration team works closely with the partners to make sure that our content is in that workflow and that's really part of our IP as a Company. The relationships we have with these partners because they are really not taking on additional partners there. They are consumed with keeping up with the regulatory environment and servicing their physicians. So we are going to work—we have a really good tech team. We brought on a VP of Technology who has been with the firm in a consultative way for a long time now as full time person and we have a great integration team working with our partners.

Ron Chez:

Thank you.

William J. Febbo:

Thanks, Ron.

Operator:

We will take—as a reminder it's star, one to ask a question. We will go next to Randy Rageth, with—a Private Investor.

Randy Rageth:

Hi, Will. Question for you, so year-over-year revenue growth was about 7% and, best I can calculate it expense growth was about 40%. Do you see those expenses kind of leveling off or how do you see that?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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William J. Febbo:

Yes, I think, yes that we—last year was a heavy investment year. We will continue, I mentioned in my opening comments on the brand messaging side. We are getting into that business really, at full force this year. So we will have a little margin contraction there but from a SG&A standpoint we have a—not a large app (phon) needed for '17 to get better growth.

Randy Rageth:

Do you see growth—you see revenue growth hopefully surpassing expense growth this year?

William J. Febbo:

Absolutely.

Randy Rageth:

How about in terms of the revenue composite, so you've got the financial messaging, what we used to call as eCouponing and brand messaging, how do those breakdown in terms of percentage of revenues?

William J. Febbo:

Right now, we don't separate our revenue. We've got three buckets. We have got the financial revenue, brand messaging revenue, and then also brand support, which I've talked about in previous calls. Financial revenue is still a dominant percentage and we don't break it apart. We are looking at doing that later in the year once we have—once brand messaging is more meaningful but to-date we haven't broken it.

Randy Rageth:

Then lastly on the brands, it looks like we added 25 brands but we must have lost 15 because we netted 10 new ones, is that fair?

William J. Febbo:

Yes, it's a tough way to judge the business by number of brands. I mean it's telling in the fact that we are convincing pharmaceutical companies to work with us to a large degree. That's about a seventh of the market. So it gives Investors a sense of how much more we can grow. But in the course of the year, yes some brands come off patent, some use up their budget in the first half of the year and decide not to renew. So it's a mixed bag there. But our plan is to continue to leverage these different products on the existing brand. So as we've talked about before our revenue per brand can go up, that's our focus.

Randy Rageth:

Great. Appreciate your help.

William J. Febbo:

Yes, thanks for calling, appreciate it. Appreciate the support.

Operator:

Once again if you would like to get in for a question, you can come right in, with star, one on your telephone keypad. That does conclude our question-and-answer session. I would now like to turn the call back to Mr. Febbo for any final remarks. Sir, please proceed.

William J. Febbo:

Thanks, Don. As I said earlier, we are really building a valuable platform with our increasingly broad reach into the physician community and obviously leveraging our recently proven very high return on investment with pharma clients. I very much believe 2017 is the year that this platform will accelerate value creation for our Shareholders, and again thanks for participating. We did have a record number of people call in, and as everyone knows I'm very accessible. Feel free to call me at any point. I look forward to talking. Thanks and have a good day.

Operator:

Thank you. Before we end today's presentation, I would like to remind everyone that this call will be available for replay starting later today. Please refer to today's press release for dial-in replay instructions. A webcast replay will also be available via the Company's website at www.optimizerxcorp.com. Thank you for joining us today. This concludes today's conference. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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